Exhibit 10.4(c)

THIRD AMENDMENT TO THE
WELLPOINT, INC. EXECUTIVE AGREEMENT PLAN
(AS LAST AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)
Pursuant to rights reserved under Section 7.3 of the WellPoint, Inc. Executive Agreement Plan (as last amended and restated effective January 1, 2009) (the “Plan”), WellPoint, Inc. hereby amends the Plan, as follows:

1.	Section 3.2 is amended by replacing the chart that appears therein by the following effective as of August 6, 2013:

	(A)	(B)	(C)	(D)
Position	Percentage absent Change in Control	Severance Period, absent Change in Control, Over Which Severance Pay will be Paid	Percentage -- Change in Control	Severance Period -- Change in Control Over Which Severance Pay will be Paid
Other Key Executive	100%	One year	100%	One year
Senior Vice President[1] and Vice President	100%	One year	100%	One year
Senior Vice President[2]	150%	One and one-half years	250%	Two and one-half years
Executive Vice President	200%	Two years	300%	Three years

1 The percentage and corresponding severance period applies to an Executive classified as a Senior Vice President at the time of an Eligible Separation from Service as provided in (ii) of Section 3.2(a) and who either (a) first became a Participant on or after August 6, 2013, or (b) is a Participant as of August 6, 2013 in another employment classification and his employment classification changes to Senior Vice President on or after August 6, 2013.
2 The percentage and corresponding severance period applies to an Executive who became a Participant before August 6, 2013, is classified as a Senior Vice President as of August 6, 2013 and remains a Senior Vice President until the time of an Eligible Separation from Service as provided in (ii) of Section 3.2(a).

2.	The introductory paragraph of Section 3.6(c) is amended, in its entirety, effective August 6, 2013 to read as follows:

(c)    Non-Competition. During the Employment Period and any period in which the Participant is employed by the Company during or after the Employment Period, and during a period of time after the Participant’s termination of employment (the “Restriction Period”) which is eighteen (18) months for Executive Vice Presidents, fifteen (15) months for Senior Vice Presidents who became a Participant before August 6, 2013, and twelve (12) months for all other Participants (including Senior Vice Presidents who first become Participants on or after August 6, 2013 or were Participants as of August 6, 2013 in another employment classification and whose employment classification changes to Senior Vice President on or after August 6, 2013), the Participant will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

3.	Sections 6.1 and 6.2 are amended, in their entirety, effective as of August 6, 2013 to read as follows:

6.1    Committee. The Chief Human Resources Officer of WellPoint (“CHRO”) shall appoint not less than three (3) members of a committee, to serve at the pleasure of the CHRO to administer this Plan. Members of the Committee may but need not be employees of the Company and may but need not be Participants in the Plan, but a member of the Committee who is a Participant shall not vote or act upon any matter which relates solely to such member as a Participant. All decisions of the Committee shall be by a vote or written evidence of intention of the majority of its members and all decisions of the Committee shall be final and binding except as provided in Section 5.4(a).
6.2    Committee Membership. Any member of the Committee may resign at any time by giving thirty days’ advance written notice to the CHRO and to the remaining members (if any) of the Committee. A member of the Committee who at the time of his or her appointment to the Committee was an employee or director of the Company, and who for any reason becomes neither an employee nor director of the Company, shall cease to be a member of the Committee effective on the date he or she is neither an employee nor a director of the Company unless the CHRO affirmatively continues his or her appointment as a member of the Committee. If there is any vacancy in the membership of the Committee, the remaining members shall constitute the full Committee. The CHRO may fill any vacancy in the membership of the Committee, or enlarge the Committee, by giving written notice of appointment to the person so appointed and to the other members (if any) of the Committee, effective as stated in such written notice. However, the CHRO shall not be required to fill any vacancy in the membership of the Committee if there remain at least three members of the Committee. Any notice required by this Section may be waived by the person entitled thereto.
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IN WITNESS WHEREOF, the following authorized officer has executed this Third Amendment to evidence its adoption by WellPoint, Inc. this 6th day of August, 2013.
WELLPOINT, INC.

By: /s/JOSEPH R. SWEDISH
    Joseph R. Swedish
    Chief Executive Officer